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                                                                    Exhibit 23.1

The Board of Directors
United PanAm Financial Corp.:

We consent to incorporation by reference in the registration statement (No. 333-67049) on Form S-8 of United PanAm Financial Corp. of our report dated January 29, 1999, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998, annual report on Form 10-K of United PanAm Financial Corp.

/s/ KPMG LLP

San Francisco, California
March 18, 1999